Exhibit 5.2

■, 2010

D. Medical Industries Ltd.

7 Zabotinsky St.

Moshe Aviv Tower

Ramat-Gan 52520

Israel

Ladies and Gentlemen:

We have acted as counsel to D. Medical Industries Ltd., a company incorporated under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-1 under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”), with respect to the initial public offering of the Company’s ordinary shares in the United States.

We are of the opinion that the section entitled “Certain United States Federal Income Tax Consequences” in the Registration Statement, insofar as it relates to U.S. federal income tax matters currently applicable to U.S. holders of the Company’s ordinary shares, and subject to the qualifications, exceptions, assumptions, and limitations set forth therein, accurately reflects the material U.S. federal income tax consequences of owning, acquiring, and disposing of the ordinary shares. We express no opinion as to any laws other than the federal income tax laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Certain United States Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Torys LLP